UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 6, 2006

THE WORNICK COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-119336	30-0225741
(State or other jurisdiction		(IRS Employer
of incorporation	(Commission	Identification No.)
File Number)

4701 Creek Road, Suite 200 (Address of principal executive offices)		42542
(Zip Code)

Registrant’s telephone number, including area code (513) 794-9800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

This report may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our business, operations, financial results and future prospects. These statements are based on management’s current expectations and are subject to significant risks and uncertainties, including but not limited to the factors described under the heading Cautionary Statement, Regarding “Forward-Looking Statements” in our annual report on Form 10-K for the year ended December 31, 2005. For a detailed discussion of the factors which could impact our business, operations, financial results and future prospects, please refer to the discussion contained in Part I, Item 1A, “Risk Factors” of our annual report on Form 10-K and risk factors discussed in our other filings with the U.S. Securities and Exchange Commission (the “SEC”) and any subsequently filed reports. All documents filed with the SEC are available free of charge through the SEC’s website at http://www.sec.gov or from us by contacting Michael M. Thompson at (513) 794-9800.

Item 1.01    Entry into a Material Definitive Agreement.

On June 6, 2006 The Wornick Company, a Delaware Corporation, (“Wornick”) entered into a series of agreements with Advocacy and Resources Corporation, a Tennessee Not-For-Profit Corporation, (“AARC”) and it’s affiliate ARC Diversified, Inc. also a Tennessee Not-For-Profit Corporation, (“ARCDI” and collectively “AARC”). In the agreement,  AARC agreed to transfer its rights and obligations under their existing UGR-A contract # SPM300-04-D-Z215 with the Defense Supply Center Philadelphia, (“DSCP”) and in exchange for these rights, Wornick has executed an exclusive service agreement with AARC in which AARC will provide UGR-A assembly services to Wornick based on a fixed fee basis. These agreements are subject to pending approval by the DSCP.

The original UGR-A contract awarded to AARC on July 19, 2004 will expire in fiscal 2012 and our agreements are subject to final approval and novation by DSCP. Upon acceptance by the DSCP, this contract will increase the number of United States military bases awarded to Wornick from fourteen to thirty one and make us the largest provider of UGR-A services within the United States. We anticipate that additional UGR-A CONUS (Continental United States) revenues generated from the addition of this contract to be approximately $3 to $4 million annually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WORNICK COMPANY

	By:	/s/ Brian A. Lutes
Name: Brian A. Lutes
Title: Chief Financial Officer and Treasurer

Dated: June 12, 2006